Exhibit 99.1

BLUE OWL CAPITAL ANNOUNCES

SENIOR NOTES OFFERING

NEW YORK — February 10, 2022 — Blue Owl Capital Inc. (the “Company” or “Blue Owl”) (NYSE:OWL) today announced that its indirect subsidiary, Blue Owl Finance LLC, intends to offer 10-year senior unsecured notes (the “notes”), subject to market and other conditions. The notes will be fully and unconditionally guaranteed by each of Blue Owl Capital Holdings LP, Blue Owl Capital Carry LP, Owl Rock Capital Group LLC, Dyal Capital Holdings LLC, Owl Rock Capital GP Holdings LP and Dyal GP Holdings LLC. The Company intends to use the net proceeds from this offering for general corporate purposes, including to fund any future strategic acquisitions or related transactions and growth initiatives.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Blue Owl Capital

Blue Owl is a global alternative asset manager with $82.9* billion in assets under management as of September 30, 2021. Anchored by a strong permanent capital base, the firm deploys private capital across Direct Lending, GP Capital Solutions and Real Estate strategies on behalf of Institutional and Private Wealth clients. Blue Owl’s flexible, consultative approach helps position the firm as a partner of choice for businesses seeking capital solutions to support their sustained growth. The firm’s management team is comprised of seasoned investment professionals with more than 25 years of experience building alternative investment businesses. Blue Owl employs over 350 people across 9 offices globally.

*	Proforma as of September 30, 2021 to include AUM attributable to Oak Street which became a division of Blue Owl on December 29, 2021.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Blue Owl undertakes no duty to update any forward-looking statements made herein.

Investor Contact

Ann Dai

Head of Investor Relations

blueowlir@blueowl.com

Media Contact

Prosek Partners

David Wells / Nick Theccanat

Pro-blueowl@prosek.com